Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between W&T Offshore, Inc., a Texas corporation (the “Company”) and Tracy W. Krohn (“Key Employee”).

W I T N E S S E T H:

WHEREAS, Key Employee and the Company are parties to that certain Employment Agreement made and entered into April 21, 2004 (the “Prior Employment Agreement”); and

WHEREAS, Key Employee wishes to continue to be employed by the Company and the Company wishes to continue to employ Key Employee, pursuant to the terms of this Agreement, which shall supersede the Prior Employment Agreement in its entirety.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Key Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Effective as of November 1, 2010 (the “Effective Date”), and continuing for the period of time set forth in Article 2 of this Agreement, Key Employee’s employment by the Company shall be subject to the terms and conditions of this Agreement.

1.2 Positions. During the term of this Agreement, the Company shall employ Key Employee in the position of Chief Executive Officer of the Company, or in such other positions as Key Employee and the Company mutually may agree.

1.3 Duties and Services. Key Employee agrees to serve in the position(s) referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such positions, as well as such additional duties and services which Key Employee and the Company mutually may agree upon from time to time. Key Employee’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

1.4 Other Interests. Key Employee agrees, during the period of his employment by the Company, he shall devote his efforts to performing such duties faithfully, diligently and to the best of his abilities to advance the interests of the Company. The foregoing shall not prohibit Key Employee from managing his personal investments, or investing his assets or engaging in such personal, charitable or other personal or business activities that do not interfere in any material respect with the performance of the Executive’s duties hereunder and that do not violate any other provision of this Agreement.

1.5 Duty. Key Employee shall perform his duties faithfully, diligently and to the best of his abilities to advance the interests of the Company. Key Employee shall fully comply with all applicable laws, rules and regulations and abide by all policies and procedures adopted by the Company from time to time.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Key Employee for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that beginning on the first anniversary from the Effective Date, and on each anniversary date thereafter, if this Agreement has not been terminated pursuant to paragraph 2.2 or 2.3, then said term of employment shall automatically be extended for an additional one-year period.

2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, the Company shall have the right to terminate Key Employee’s employment under this Agreement at any time for any of the following reasons:

(i) upon Key Employee’s death; or

(ii) upon Key Employee’s becoming incapacitated by accident, sickness, or other circumstances which, in the opinion of a physician selected by the Company, renders him mentally or physically incapable of performing the duties and services required of him hereunder and such incapacity exists for a total of one hundred and twenty (120) calendar days in any twelve (12)-month period; or

(iii) for “Cause”, which shall mean, (i) Key Employee’s commission of an act of fraud, embezzlement or misappropriation against the Company or any of its Affiliates, (ii) Key Employee’s intentional or willful misconduct in the performance of duties and services required of Key Employee pursuant to this Agreement that is materially and demonstratively injurious to the Company or any of its Affiliates or (iii) Key Employee pleads or is found guilty of a felony punishable by imprisonment involving an act of dishonesty or moral turpitude by a court of competent jurisdiction. The determination as to whether or not Cause exists for termination of Key Employee’s employment will be made by the Board of Directors. The Company shall give Notice of Termination for Cause within 90 days of the non-executive members of the Board of Directors first having knowledge of the event upon which Cause is based. Notwithstanding the foregoing, to the extent a Cause event can be fully cured, the Company shall provide Key Employee with notice of such Cause event and at least 30 days to remedy the event prior to giving Key Employee Notice of Termination for Cause and, to the extent cured, such Cause event will be deemed not to have existed; or

(iv) at any time for any other reason whatsoever, in the sole discretion of the Company.

2.3 Key Employee’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Key Employee shall have the right to terminate his employment under this Agreement for any of the following reasons:

(i) for “Good Reason”, which shall mean, defined as (a) any material breach by the Company of any provision of this Agreement or (b) a material adverse change in Key Employee’s title, position or responsibilities. Key Employee shall give written notice to the Company specifying the claimed Good Reason relied upon for termination, within a ninety (90) day period after the initial existence of the condition, and if the Company fails to correct the claimed Good Reason within thirty (30) days after the receipt of such notice, Key Employee’s employment shall be terminated effective at the close of business on such thirtieth (30th) day; or

(ii) at any time for any other reason whatsoever, in the sole discretion of Key Employee.

2.4 Notice of Termination. If Company desires to terminate Key Employee’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it shall do so by giving written notice to Key Employee that it has elected to terminate Key Employee’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Key Employee desires to terminate his employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, he shall do so by giving a 30-day written notice to the Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

2.5 Deemed Resignations. Any termination of Key Employee’s employment shall constitute an automatic resignation of Key Employee as an officer of the Company and each affiliate of the Company, and an automatic resignation of Key Employee from the Board of Directors (if applicable) and from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Key Employee serves as the Company’s or such affiliate’s designee or other representative.

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 Base Salary. During the period of this Agreement, Key Employee shall receive a minimum annual base salary of $1,000,000, as it may be increased, but not decreased (said base annual salary from time to time in effect, “Base Salary”). Key Employee’s annual Base Salary shall be paid in accordance with the Company’s standard policy regarding payment of compensation to employees but no less frequently than monthly.

3.2 Bonuses. Key Employee shall be eligible to participate in the Company’s Amended and Restated Incentive Compensation Plan as approved from time to time by the Compensation Committee of the Board of Directors in amounts to be determined by the Compensation Committee based upon criteria established by the Compensation Committee.

3.3 Other Perquisites. During his employment hereunder, Key Employee shall be afforded the following benefits as incidences of his employment:

(i) Business and Entertainment Expenses - Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its employees generally, the Company shall reimburse Key Employee for, or pay on behalf of Key Employee, reasonable and appropriate expenses incurred by Key Employee for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

(ii) Vacation - Subject to the Company’s standard policies and procedures with respect to vacation, during his employment hereunder, Key Employee shall be entitled to six (6) weeks of paid vacation each calendar year (or such greater amount of vacation as provided to employees of the Company generally under the Company’s standard policies and procedures) and to all holidays provided to employees of the Company generally.

(iii) Other Company Benefits - Key Employee and, to the extent applicable, Key Employee’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other employees of the Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by the Company. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to employees generally. Key Employee is also entitled to use Company cars for incidental personal use.

(iv) Aircraft - In an effort to provide for the personal safety of Key Employee and to facilitate efficient travel, the Company has authorized the use of Company supplied aircraft by Key Employee. Accordingly, during the Employment Term, Key Employee shall have the right to use Company fractional ownership or chartered aircraft for any reason, whether personal or business related. In addition, private aircraft owned by Key Employee may be chartered during the entire calendar year 2010 and thereafter by the Company for any reason, whether personal or business related; provided, however, the costs to the Company to charter the private aircraft owned by Key Employee for any trip shall never exceed the cost to charter an aircraft that meets the needs for such trip (taking into account required seating capacity, operational requirements, safety and flight duration) as determined by the Chief Financial Officer of the Company (based on the rates of at least two third-party operators, which may include Flight Options and EJM as acceptable sources). The Chief Financial Officer of the Company shall provide the Audit Committee a quarterly accounting of the use by Key Employee of both Company fractional ownership or chartered aircraft and the private aircraft owned by the Executive. The tax implications to Key Employee and the required SEC disclosures shall be determined by the Chief Financial Officer of the Company in accordance with applicable law and regulations.

ARTICLE 4: EFFECT OF TERMINATION AND CHANGE IN CONTROL ON COMPENSATION; ADDITIONAL PAYMENTS

4.1 Defined Terms. For purposes of this Article 4, the following terms shall have the meanings indicated:

“Base Amount” shall be the “base amount” of Key Employee’s annual compensation, determined in accordance with Section 280(g) of the Code.

“Change in Control” means the occurrence of any of the following events (provided that such event also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Treasury Regulation § 1.409A-3(i)(5)):

(i) Any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(ii) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board, unless caused by actions of the Majority Holders;

(iii) The acquisition by any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership of any capital stock of the Company if, after such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 51% or more of either (A) the then-outstanding shares of Stock of the Company (the “Outstanding Company Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). However, for purposes of this subsection (iii), the following acquisitions shall not give rise to a Change in Control event: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust ) sponsored or maintained by the Company or an affiliate, (4) any acquisition resulting from an “employee buyout” where the Company’s employees, whether through a formal employee stock ownership plan or a similar arrangement, acquire the beneficial ownership of 51% or more of either the Outstanding Company Stock or the Outstanding Company Voting Securities; (5) any acquisition by any corporation pursuant to a transaction that results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding shares of Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively, or (6) any acquisition by the majority shareholder of the Company as of May 4, 2010, his wife, and/or their descendants by blood or adoption (collectively, the “Majority Holders”); spouses or surviving spouses of members of the Majority Holders; trusts for the benefit of one or more members of the Majority Holders; entities controlled by one or more members of the Majority Holders or foundations established by the Majority Holders;

(iv) Any sale of all or substantially all of the assets of the Company; or

(v) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company (other than as a result of either an involuntary or voluntary bankruptcy proceeding).

“Code” means the Internal Revenue Code of 1986, as amended.

“Date of Termination” means the date on which Key Employee incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

“Health Coverage” means that if Key Employee is owed or paid Termination Benefits under paragraphs 4.2, 4.3 or 4.4 and Key Employee elects to continue coverage for himself or his eligible dependents under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the twelve (12) month period commencing on the date of Key Employee’s termination of employment from the Company (the “Severance Period”), then throughout the Severance Period the Company shall promptly reimburse Key Employee on a monthly basis for the difference between the amount Key Employee pays to effect and continue such coverage and the employee contribution amount that active senior employees pay for the same or similar coverage under Company’s group health plans. Further, if after the Severance Period Key Employee continues his COBRA coverage and Key Employee’s COBRA coverage terminates at any time during the eighteen-month period commencing on the day immediately following the last day of the Severance Period (the “Extended Coverage Period”), then the Company shall provide Key Employee (and his eligible dependents) with health benefits substantially similar to those provided under its group health plans for active employees for the remainder of the Extended Coverage Period at a cost to Key Employee that is no greater than the cost of COBRA coverage; provided, however, that the Company shall use its reasonable efforts so that such health benefits are provided to Key Employee under one or more insurance policies (or such other manner) so that reimbursement or payment of benefits to Key Employee thereunder shall not result in taxable income to Key Employee. Notwithstanding the preceding provisions of this paragraph, the Company’s obligation to reimburse Key Employee during the Severance Period and to provide health benefits to Key Employee during the Extended Coverage Period shall immediately end if and to the extent Key Employee becomes eligible to receive health plan coverage from a subsequent employer (with Key Employee being obligated hereunder to promptly report such eligibility to the Company).

“Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

“Termination Benefits” means a lump sum cash payment equal to three (3) times Key Employee’s Base Salary then in effect.

4.2 Termination By the Company. If Key Employee’s employment hereunder shall be terminated by the Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefore, all compensation and benefits to Key Employee hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that, subject to paragraphs 4.4 and 4.6 below, if such termination shall be for any reason other than those encompassed by paragraph 2.2(i), 2.2(ii), or 2.2(iii), then the Company shall provide Key Employee with the Termination Benefits and Health Coverage. Subject to paragraphs 4.5 and 4.7, any lump sum cash payment due to Key Employee pursuant to the preceding sentence shall be paid to Key Employee sixty (60) calendar days following the date of Key Employee’s Date of Termination (or if such day is not a business day, the first business day thereafter).

4.3 Termination By Key Employee. If Key Employee’s employment hereunder shall be terminated by Key Employee prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefore, all compensation and benefits to Key Employee hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that, subject to paragraphs 4.4 and 4.6 below, if such termination occurs for Good Reason, then the Company shall provide Key Employee with the Termination Benefits and Health Coverage. Subject to paragraphs 4.5 and 4.7, any lump sum cash payment due to Key Employee pursuant to this paragraph shall be paid to Key Employee sixty (60) calendar days following of the date of Key Employee’s Date of Termination (or if such day is not a business day, the first business day thereafter).

4.4 Change in Control Benefits; Vesting. If Key Employee is employed by the Company on the date upon which a Change in Control occurs, then the Company shall provide Key Employee with the Termination Benefits, which benefits shall be determined as if Key Employee’s employment by the Company terminated on the date of such Change in Control; provided, however, that, if Key Employee is entitled to Termination Benefits under paragraph 4.2 or 4.3 of this Agreement as of the date of such Change in Control, then Key Employee shall not also be entitled to additional Termination Benefits under this paragraph. Subject to paragraphs 4.5 and 4.7, any lump sum cash payment due to Key Employee pursuant to the preceding sentence shall be paid to Key Employee sixty (60) calendar days following the date of the Change in Control (or if such day is not a business day, the first business day thereafter). In addition, all forfeiture restrictions on any Restricted Stock or Restricted Stock Units then held by Key Employee pursuant to the Company’s Amended and Restated Incentive Compensation Plan (subject to adjustment under the applicable Restricted Stock or Restricted Stock Unit Agreement if the applicable performance period has passed at the time of the Change in Control) shall automatically lapse as of the date of the Change in Control as to 100% of such outstanding unvested shares of Restricted Stock or Restricted Stock Units. In the event the Change in Control occurs prior to the time that the performance period under the applicable Restricted Stock or Restricted Stock Unit Agreement has passed, all then outstanding unvested shares of Restricted Stock or Restricted Stock Units shall vest. If Key Employee’s employment hereunder shall be terminated by the Company under paragraph 4.2 for any reason other than those encompassed by paragraph 2.2(i), 2.2(ii), or 2.2(iii) or by Key Employee for Good Reason under paragraph 4.3, all forfeiture restrictions on any Restricted Stock or Restricted Stock Units held by Key Employee pursuant to the Company’s Amended and Restated Incentive Compensation Plan (including any Restricted Stock that may have been issued prior to or after January 1, 2010) shall automatically lapse as to 100% of the then outstanding unvested shares of Restricted Stock or Restricted Stock Units

Notwithstanding the foregoing, if employment with the Company is terminated prior to the time that the performance period under the applicable Restricted Stock or Restricted Stock Unit Agreement has passed, no portion of the Restricted Stock Units or Restricted Stock will vest as a result of the termination of employment; provided, however, if Key Employee is employed by the Company on the date upon which a Change in Control occurs and the Change in Control occurs prior to the time that the performance period under the applicable Restricted Stock or Restricted Stock Unit Agreement has passed, all then outstanding unvested shares of Restricted Stock or Restricted Stock Units shall vest.

If Key Employee’s employment hereunder shall be terminated by the Company under paragraph 4.2 for any reason other than those encompassed by paragraph 2.2(i), 2.2(ii), or 2.2(iii) or by Key Employee for Good Reason under paragraph 4.3, with respect to any outstanding Annual Incentive Awards granted Key Employee, Key Employee will receive a pro-rata Award, calculated based on the number of days during the Performance Period (for which such Award was granted) that Key Employee was employed with the Company divided by the number of days in the Performance Period for which such Award was granted (the “Pro-Rata Award”). Key Employee will be paid in cash as soon as practicable after the date of termination of employment following the review, analysis and certification of all applicable items necessary to calculate the Pro-Rata Award, but in no event later than the seventy fifth (75th) day following the date of termination of employment; provided, however, that Key Employee must have been actively employed with the Company for a minimum of ninety (90) days during the Performance Period in order to be eligible for such Pro-Rata Award.

4.5 Section 409A. In the event the Key Employee is a “specified employee” of the Company, as such term is defined in Treasury Regulation § 1.409A-1(i) as of the Date of Termination, Termination Benefits made pursuant to paragraphs 4.2, 4.3, and 4.4 shall not be paid until the first day of the seventh month following the Date of Termination. To the extent that any reimbursements pursuant to paragraph 3.3(i) or Health Coverage are taxable to the Key Employee, any reimbursement payment due to the Key Employee pursuant to such provision shall be paid to the Key Employee on or before the last day of the Key Employee’s taxable year following the taxable year in which the related expense was incurred. The Key Employee agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. The reimbursements and benefits pursuant to paragraph 3.3(i) or Health Coverage are not subject to liquidation or exchange for another benefit and the amount of such reimbursements and benefits that the Key Employee receives in one taxable year shall not affect the amount of such reimbursements or benefits that Key Employee receives in any other taxable year (except as otherwise provided in Treasury Regulation § 1.409A-3(i)(1)(iv)(B)). It is intended that any amounts payable under this Agreement and the Company’s and the Key Employee’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

4.6 Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Key Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in this Article, together with any other payments and benefits which Key Employee has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either (1) reduced (but not below zero) so that the present value of such total amounts and benefits received by Key Employee will be one dollar ($1.00) less than three times Key Employee’s Base Amount and so that no portion of such amounts and benefits received by Key Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to Key Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made initially by the Company in good faith. If a reduced benefit is provided hereunder in accordance with clause (1) of the first sentence of this paragraph and through error or otherwise that payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Key Employee’s Base Amount, then Key Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

4.7 Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of Termination Benefits under paragraphs 4.1, 4.2, 4.3 or 4.4 hereof, Key Employee shall first execute a release, in the form established by the Board of Directors, on or before the 50th calendar day following the Date of Termination or Change in Control, as applicable, releasing the Board of Directors, the Company, and the Company’s parent corporation, subsidiaries, affiliates, and their respective shareholders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of Key Employee’s employment with the Company or its affiliates or the termination of such employment, but excluding all claims to vested benefits and payments Key Employee may have under any compensation or benefit plan, program or arrangement, including this Agreement. In addition, the release shall incorporate the obligations of Key Employee under paragraphs 4.11 and 4.12. The performance of the Company’s obligations hereunder and the receipt of the benefits provided under paragraphs 4.1, 4.2, 4.3 and 4.4 shall constitute full settlement of all such claims and causes of action.

4.8 No Duty to Mitigate Losses. Key Employee shall have no duty to find new employment following the termination of his employment under circumstances that require the Company to pay any amount to Key Employee pursuant to this Article 4. Except to the extent Key Employee becomes eligible to receive health plan coverage from a subsequent employer as provided in paragraph 4.1 with respect to Health Coverage, any salary or remuneration received by Key Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 4 apply shall not reduce the Company’s obligation to make a payment to Key Employee (or the amount of such payment) pursuant to the terms of this Article 4.

4.9 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Key Employee’s employment under this Agreement, the Company and Key Employee hereby agree that the payments, if any, to be received by Key Employee pursuant to this Article 4 shall be received by Key Employee as liquidated damages.

4.10 Other Benefits. This Agreement governs the rights and obligations of Key Employee and the Company with respect to Key Employee’s base salary and certain perquisites of employment. Except as expressly provided herein, Key Employee’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Key Employee, and other benefits under the plans and programs maintained by the Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

4.11 Confidential Information; Non-Disclosure.

(a) Key Employee acknowledges that the business of the Company is highly competitive and that, in entering this Agreement, the Company promised to provide Key Employee with access to Confidential Information relating to the business of the Company. Key Employee acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Key Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Key Employee agrees that Key Employee will not, at any time during or after Key Employee’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Key Employee’s employment responsibilities to the Company. Key Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b) For purposes hereof, “Confidential Information” includes business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and other geologic and oil and gas operating and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), marketing strategies and other confidential information that is regularly used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company. The term “Confidential Information” shall not include information which (i) is or becomes a part of the public domain through no action or failure to act, whether directly or indirectly, on the part of Key Employee or (ii) was lawfully acquired by Key Employee subsequent to termination of employment from a source that had the right to disseminate such information at the time it is acquired by Key Employee.

4.12 Non-Competition and Non-Solicitation Obligations.

(a) Key Employee acknowledges and agrees that, in exchange for his receipt of Confidential Information upon and after his entry into the Prior Employment Agreement, Key Employee and the Company agreed to the Non-Competition/Non-Solicitation provisions set forth in Section 6 of the Prior Employment Agreement. Key Employee expressly recognizes the binding effect of Section 6 of the Prior Employment Agreement and that he has received significant Confidential Information pursuant to the Prior Employment Agreement.

(b) In order to perform his duties under this Agreement, the Company shall provide Key Employee with, and give him access to, Confidential Information. Key Employee acknowledges and agrees that, as an executive officer of the Company, Key Employee will be provided with, and have access to, significant Confidential Information after the execution of this Agreement and will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. Key Employee acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Key Employee and these persons or entities. Key Employee also acknowledges that this creates a high risk and opportunity for Key Employee to misappropriate the Company’s Confidential Information, business relationships and the goodwill existing between the Company and such persons. Key Employee acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

(c) Key Employee acknowledges and agrees that, in exchange for his agreement contained in this paragraph 4.12, Key Employee will receive substantial, valuable consideration from the Company upon the execution of this Agreement and during the course of this Agreement which such consideration includes the Company’s, Confidential Information.

(d) To the extent that Key Employee is owed or paid Termination Benefits under paragraphs 4.2, 4.3 or 4.4 during the Non-Compete Term (as defined below), Key Employee will not, directly or indirectly, provide the same or substantially the same services that Key Employee provides to the Company or any of its subsidiaries to any Business Enterprise in the Market Area (as defined below). This includes working as an agent, consultant, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in, any such Business Enterprise; PROVIDED, HOWEVER, that the foregoing shall not restrict Key Employee from holding up to 1% of the voting power or equity of one or more Business Enterprises. For purposes hereof, W&T Offshore, LLC, Krohn Racing, LLC or their affiliates and/or subsidiaries shall not be considered Business Enterprises.

(e) For purposes of hereof:

(i) “Business Enterprise” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity engaged in the business of exploring for, developing, operating or acquiring oil and gas properties;

(ii) “Market Area” means any geographic or market area in which the Company is conducting or has conducted any material amount of oil and gas exploration and production activities during the last two years of the Employment Term; and

(iii) “Non-Compete Term” means the period from the Effective Date to the date ending twelve (12) consecutive months following the date of termination of the Employment Term.

(f) During the Non-Compete Term, Key Employee will not, either directly or indirectly, call on, solicit or induce any other employees or officers of the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting any employee or officer whose employment was terminated by the Company or its affiliates, the foregoing restriction shall not apply.

(g) Key Employee acknowledges that the Confidential Information provided to Key Employee pursuant to this Agreement, and the Company’s need to protect its goodwill, gives rise to the Company’s interest in these restrictive covenants, and that any limitations as to time, geographic scope and scope of activity to be restrained defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company. Key Employee further agrees that if, at some later date, a court of competent jurisdiction determines that certain covenants do not meet the criteria set forth in Tex. Bus. & Com. Code § 15.50(2), those covenants shall be reformed by the court, pursuant to Tex. Bus. & Com. Code § 15.51(c), to the least extent necessary to make them enforceable. Key Employee acknowledges and recognizes that the enforcement of any of the provisions in this Agreement by the Company will not interfere with Key Employee’s ability to pursue a proper livelihood.

ARTICLE 5: MISCELLANEOUS

5.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:
W&T Offshore, Inc. Attn: S. James Nelson, Jr. Chair, Compensation Committee of Board of Directors Nine Greenway Plaza, Suite 300 Houston, TX 77046

If to Key Employee to:	Tracy W. Krohn Nine Greenway Plaza, Suite 300 Houston, TX 77046

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

5.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

5.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

5.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

5.6 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

5.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

5.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

5.9 Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

5.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

5.11 Term. This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1. Termination shall not affect any right or obligation of any party that is accrued or vested prior to such termination.

5.12 Entire Agreement. Except as provided in (i) the written benefit plans and programs referenced in paragraphs 3.2 and 3.3(iii) (and any agreements between the Company and Key Employee that have been executed under such plans and programs) and (ii) any signed written agreement hereafter executed by the Company and Key Employee, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Key Employee by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement (including the Prior Employment Agreement ) and relating to the subject matter hereof (other than the agreements described in clause (i) of the preceding sentence) are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by Key Employee and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 1st day of November, 2010, to be effective as of the Effective Date.

W&T OFFSHORE, INC.

By:	/s/ S. James Nelson, Jr.
Name:	S. James Nelson, Jr.
Title:	Chair, Compensation Committee of Board of Directors

“COMPANY”

By:	/s/ Tracy W. Krohn
Name:	Tracy W. Krohn

“KEY EMPLOYEE”